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                  GENWORTH LIFE INSURANCE COMPANY OF NEW YORK
                   INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
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The policy or contract ("Contract") to which this Endorsement is attached is issued as an individual retirement annuity ("IRA") described in Section 408(b) of the Internal Revenue Code of 1986 (the "Code"), and all provisions of the Contract, as endorsed, shall be interpreted in accordance with the requirements of that Section. Where the provisions of the Endorsement are inconsistent with the provisions of the Contract, or any rider of the Contract, the provisions of the Endorsement will control. Notwithstanding any provision contained therein to the contrary, the Contract to which this Endorsement is attached is amended as follows:

Article 1 - Owner

The Owner must be the sole Owner of the Contract. A Joint Owner cannot be named. Also, except as otherwise permitted under the Code and applicable regulations, the Owner cannot be changed. All distributions made while the Owner is alive must be made to the Owner. All distributions made while the Owner is alive must be made to the Owner. While living, the Owner will be the Annuitant.

Article 2 - Nontransferable and Nonforfeitable

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The interest of the Owner in this Contract is nontransferable and, except as provided by law, is nonforfeitable. In particular, the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the Company.

Article 3 - Premium Payments

Except in the case of a rollover contribution (as permitted by Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(1 0), 408(d)(3), and 457(e)(1 6) of the
Code) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) of the Code, or a nontaxable transfer from an individual retirement account under Section 408(a) of the Code or another IRA under Section 408(b) of the Code, contributions must be paid in cash and the total of such contributions shall not exceed:

     (a) $3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

     After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 21 9(b)(5)(C). Such adjustments will be in multiples of $500.

     (b) In the case of an Owner who is 50 or older, the annual cash contribution limit is increased by:

         $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

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     (c) In addition to the amounts described in paragraphs (a) and (b) above, an Owner may make a repayment of a qualified reservist distribution described in Code Section 72(t) (2) (G) during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

     (d) In addition to the amounts described in paragraphs (a) and (c) above, an Owner who was a participant in a Section 401(k) plan of a certain employer in bankruptcy described in Code Section 219(c) (5) (C) may contribute up to $3,000 for taxable years beginning after 2006 and before 2010 only. An Owner who makes contributions under this paragraph (d) may not also make contributions under paragraph (b).

No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

The minimum additional premium is $50.00, if additional premium payments are allowed under the Contract.

Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

Article 4 - Required Distributions Generally

Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined in the next paragraph) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than Articles 5, 6 and 7 below.

The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

Article 5 - Required Beginning Date

As used in this Endorsement, the term "required beginning date" means April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2, or such later date provided by law.

For purposes of Articles 6 and 7 below, required distributions are considered to commence on the individual's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (2) of Article 7 below. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of
Section 1.401 (a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity start date.

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If the sole designated beneficiary is the individual's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

Article 6 - Distributions During Owner's Life

The Owner's entire interest in the Contract shall be distributed no later than the required beginning date, or commence to be distributed beginning no later than the required beginning date over (a) the life of the Owner, or the lives of the Owner and his or her designated beneficiary (within the meaning of Section 401 (a)(9) of the Code) or (b) a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&A-1 and -4 of
Section 1.401 (a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401 (a)(9)-6.

The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401 (a)(9)-6 of the Income Tax Regulations.

The first required payment can be made as late as April 1 of the year following the year the Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

Article 7 - Distributions After Owner's Death

Death On or After Required Distributions Commence: If the Owner dies on or after required distributions commence, any remaining portion of the Owner's interest will be distributed under the contract option chosen.

Death Before Required Distributions Commence: If the Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

(1) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph (3) below.

(2) If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph
    (3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

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(3) If there is no designated beneficiary, or if applicable by operation of paragraph (1) or (2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (2) above).

(4) Life expectancy is determined using the Single Life Table in Q & A -1 of
    Section 1.401 (a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (1) or (2) and reduced by 1 for each subsequent year.

Article 8 - Optional Payment Plans

All optional payment plans under the Contract must meet the requirements of
Section 408(b) of the Code and applicable regulations. The provisions of this Endorsement reflecting the requirements of Code Sections 401 (a)(9) and 408(b) override any optional payment plan inconsistent with such requirements.

If a guaranteed period of payments is chosen under an optional payment plan, the length of the period must not exceed the applicable maximum period under Q & As-3 and -10 of Section 1.401 (a)(9)-6 of the Tax Regulations.

Article 9 - Annual Reports

The Company will furnish annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Article 10 - Code Requirements

The provisions of this Endorsement are intended to comply with requirements of the Code and applicable regulations for IRAs under Section 408(b) of the Code. The Company reserves the right to amend the Contract and this Endorsement from time to time, without the Owner's consent, when such an amendment is necessary to assure continued qualification of this Contract as an IRA under
Section 408(b) of the Code (and any successor provision) as in effect from time to time. The owner has the right to refuse to accept any such amendment; however, we shall not be held liable for any tax consequences incurred by the Owner as a result of such refusal.

For Genworth Life Insurance Company of New York,

                                                  /s/ David J. Sloane
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                                                  [David J. Sloane]
                                                  President

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